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CURON MEDICAL, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

     SUNNYVALE, Calif., Nov.1 /PR Newswire/--Curon Medical, Inc. (Nasdaq: CURN) today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Curon will issue a dividend of one right for each share of common stock, par value of $0.001 per share, of the Company held by stockholders of record as of the close of business on November 20, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. Curon added that the plan was not adopted in response to any attempt to acquire the Company, and that it is not aware of any such efforts.

     Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $30.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of a certain percentage of the company's common stock while the stockholder rights plan remains in place, the rights will become exercisable, unless redeemed for $0.001 per right, by all rights holders except the acquiring person or group, for shares of the Company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Curon Medical, Inc.
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     Curon Medical, Inc. develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company's products and products under development consist of radio-frequency generators and single use disposable devices. Its first product, The Stretta(R) System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of

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gastroesophageal reflux disease, commonly referred to as GERD. For more information, please visit the Company's website at http://www.curonmedical.com.

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